 Exhibit 99.1
NEWS RELEASE

Date	From
February 26, 2018	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.

WELBILT REPORTS SOLID FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

Delivers margin and EPS growth over prior year; provides initial 2018 sales, margin and EPS guidance

New Port Richey, FL. - February 26, 2018 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2017 fourth quarter and full year.

2017 Fourth Quarter Highlights

•	Net sales were $365.9 million, a decrease of 3.4 percent from prior year; Organic Net Sales decreased 3.7 percent

•	Net earnings were $65.8 million, an increase of 207.5 percent; Adjusted Net Earnings were $35.8 million, an increase of 57.0 percent

•	Diluted net earnings per share were $0.47, an increase of 213.3 percent; Adjusted Diluted Net Earnings Per Share were $0.26, an increase of 62.5 percent

•	Earnings from operations were $59.8 million, an increase of 8.5 percent; as a percent of net sales, earnings from operations were 16.3 percent, an increase of 180 basis points

•	Adjusted Operating EBITDA was $74.7 million, an increase of 7.0 percent; Adjusted Operating EBITDA margin was 20.4 percent, an increase of 200 basis points

2017 Full Year Highlights

•	Net sales were $1,445.4 million, a decrease of 0.8 percent from prior year; Organic Net Sales increased 0.3 percent

•	Net earnings were $134.0 million, an increase of 68.6 percent; Adjusted Net Earnings were $108.9 million, an increase of 25.0 percent

•	Diluted net earnings per share were $0.95, an increase of 66.7 percent; Adjusted Diluted Net Earnings Per Share were $0.77, an increase of 24.2 percent

•	Earnings from operations were $219.1 million, an increase of 10.0 percent; as a percent of net sales, earnings from operations were 15.2 percent, an increase of 150 basis points

•	Adjusted Operating EBITDA was $275.4 million, an increase of 5.9 percent; Adjusted Operating EBITDA margin was 19.1 percent, an increase of 130 basis points

2018 Guidance

•	Net sales growth: between 7.0 and 10.0 percent (organic +1.0 to +4.0 percent, acquisition +5.0 percent, foreign currency translation +1.0 percent)

•	Adjusted Operating EBITDA margin: between 19.5 and 21.0 percent

•
Adjusted Diluted Net Earnings Per Share: between $0.80 and $0.90 per share, based on a forecast of 141.6 million fully diluted shares outstanding and including a $0.02 benefit from the announced acquisition of Crem International, inclusive of integration costs

"Our focus on improving our business was evident again in the fourth quarter as we delivered 200 basis points of Adjusted Operating EBITDA margin improvement despite continued challenging conditions in our end markets,” said Hubertus Muehlhaeuser, Welbilt’s President and CEO. “This was our 10th consecutive quarter of year-over-year Adjusted Operating EBITDA margin improvement since the new management team took over in August 2015. We realized benefits from the continued solid execution of our Simplification and Right-Sizing initiatives, which provided $14.5 million of savings in the quarter. These savings, combined with lower selling, general and administrative expenses in the quarter, more than offset margin headwinds from lower volumes and mix."

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

"Organic Net Sales decreased slightly in the Americas with softer cold-side product sales offsetting increased sales of hot-side products and KitchenCare® aftermarket parts. 80/20 customer line simplification decreased sales by $17.3 million in the fourth quarter and $52.1 million for the year but contributed to our Adjusted Operating EBITDA margin growth in both periods. In the EMEA segment, Organic Net Sales decreased following last year's strong sales from rollouts of the Merrychef® eikon® e2s high-speed oven. In the APAC segment, Organic Net Sales decreased due to tough comps from last year's recovery of the large chain restaurants in the region."

"For the year, we delivered a 130 basis point increase in Adjusted Operating EBITDA margin which brings us to 450 basis points of margin improvement since we began our 1,000 basis point margin improvement journey two years ago. We have delivered this improvement while investing in new products and fitkitchenSM systems that incorporate connectivity and automation. We believe these investments position us for growth in 2018."

"Earlier today we announced that we have entered into an agreement to acquire Crem International, a global leader in professional coffee machines. This acquisition is the first step in realizing our ambition to complement our organic growth strategy with select bolt-on acquisitions. Crem brings us into the fast-growing hot coffee equipment market with a full-line of products covering automatic and manual espresso and filter coffee machines as well as instant, liquid and freestanding machines. This acquisition gives us the broadest portfolio of hot and cold beverage equipment of any company serving the overall global beverage equipment markets. Crem is very strong in Europe and Asia, supporting our strategic objective of expanding our presence in these two important regions, and we see growth opportunities for their products in North America. We expect the acquisition to be accretive to earnings beginning later in 2018 and beyond, inclusive of integration costs."

"Our prime objective remains the achievement of profitable growth. The soft conditions in the general market we experienced in the second half of 2017 are expected to continue through the first half of 2018, and then stabilize in the second half of the year. We expect to see improved demand from large chain customers as they continue to recover and we expect to benefit from several new product rollouts with them. In addition, many of the fitkitchen systems we won over the last two years will begin their initial rollouts in 2018. We will remain focused on executing our Simplification and Right-Sizing initiatives to further improve our operations and product costs, and expect to achieve another year of progress on our multi-year margin improvement journey," concluded Muehlhaeuser.

Segment Discussion
Net sales in our Americas segment for the fourth quarter were $291.0 million, a 4.6 percent decrease compared to last year's fourth quarter. Third Party Net Sales were $260.8 million, a 2.0 percent decrease (-0.8 percent organic, -1.8 percent divestitures, +0.6 percent foreign currency translation) compared to the prior year quarter. The Organic Net Sales decrease was primarily driven by lower sales of cold-side products, partially offset by improved sales of hot-side and KitchenCare aftermarket parts. 80/20 customer line simplification decreased sales by $17.3 million. For the year, Americas segment net sales were $1,166.8 million, a 1.7 percent decrease from $1,186.6 million last year. Third Party Net Sales were $1,042.1 million, a 1.5 percent decrease (-0.7 percent organic, -1.0 percent divestitures, +0.2 percent foreign currency translation). Fourth quarter adjusted operating EBITDA in the Americas segment was $68.5 million compared to $57.6 million in the fourth quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 23.5 percent in the fourth quarter versus 18.9 percent in the same period last year, an increase of 460 basis points. The increase in adjusted operating EBITDA margin was primarily driven by savings from our Simplification and Right-Sizing initiatives and improved net pricing, which were partially offset by unfavorable product mix within some individual brands and lower volumes. For the year, adjusted operating EBITDA in the Americas segment was $240.7 million compared to $233.6 million in 2016. As a percentage of net sales, adjusted operating EBITDA margin was 20.6 percent in 2017 versus 19.7 percent in 2016.

Net sales in our EMEA segment for the fourth quarter were $72.3 million, a 3.3 percent decrease versus $74.8 million in last year's fourth quarter. Third Party Net Sales were $58.8 million, a 6.7 percent decrease (-13.3 percent organic, +6.6 percent foreign currency translation). The Organic Net Sales decrease was driven primarily by lower sales of hot-side products following last year's rollouts of the Merrychef eikon e2s oven and the impact of lost sales from 80/20 product line simplification, partially offset by improved sales of KitchenCare aftermarket parts. For the year, net sales in our EMEA segment for 2017 were $296.5 million, a 3.1 percent increase from $287.6 million in 2016. Third Party Net Sales were $237.4 million, a 0.6 percent increase (+2.1 percent organic, -1.5 percent foreign currency translation). Fourth quarter adjusted operating EBITDA in the EMEA segment was $10.2 million compared to $15.5 million in the fourth quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 14.1 percent in the fourth quarter versus 20.7 percent in the same period last year, a decrease of 660 basis points. The adjusted operating EBITDA margin decrease was primarily driven by lower volumes, unfavorable product mix and intersegment pricing, partially offset by the impact of foreign currency translation and savings from our Simplification and Right-Sizing initiatives. For the year, adjusted operating EBITDA in the EMEA segment was $55.2 million compared to $44.3 million in 2016. As a percentage of net sales, adjusted operating EBITDA margin was 18.6 percent in 2017 versus 15.4 percent in 2016.

Net sales in our APAC segment for the fourth quarter were $51.8 million, an 8.2 percent decrease from $56.4 million in last year's fourth quarter. Third Party Net Sales were $46.3 million, a 6.7 percent decrease (-7.0 percent organic, -2.2 percent divestitures, +2.5 percent foreign currency translation). The Organic Net Sales decrease was driven primarily by lower sales of hot-side products due to tough comps following last year's recovery of large chains in the region, lower Fabristeel project sales and a decrease in KitchenCare aftermarket parts sales, partially offset by improved sales of cold-side products. For the year, net sales in our APAC segment for 2017 were $190.2 million, a 0.4 percent decrease from $190.9 million. Third Party Net Sales were $165.9 million, a 2.0 percent increase (+4.6 percent organic, -2.6 percent divestitures). Fourth quarter adjusted operating EBITDA in the APAC segment was $3.4 million compared to $6.8 million in the fourth quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 6.6 percent for the fourth quarter of 2017 versus 12.1

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

percent for the same period in the prior year. The adjusted operating EBITDA margin decrease was primarily driven by intersegment pricing, higher rebates and lower volumes, partially offset by savings from our Simplification and Right-Sizing initiatives. For the year, adjusted operating EBITDA in the APAC segment was $22.7 million compared to $24.7 million in 2016. As a percentage of net sales, adjusted operating EBITDA margin was 11.9 percent in 2017 versus 12.9 percent in 2016.

Tax Cuts and Jobs Act of 2017 Discussion
In December 2017, the Tax Cuts and Jobs Act (the "Tax Act") was enacted and lowers U.S. corporate statutory income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of the Tax Act resulted in a net decrease in income tax expense of $32.0 million in the fourth quarter of 2017, which included a $45.5 million tax benefit due to the effects of the remeasurement of U.S. deferred tax assets and liabilities at the lower enacted corporate statutory tax rate of 21 percent, partially offset by $13.5 million of expense related to repatriation taxes. The actual impact of the Tax Act may differ from this estimate due to, among other things, changes in interpretations and assumptions the Company has made, new or additional guidance that may be issued and actions the Company may take as a result of the Tax Act.

Liquidity Discussion
Net cash provided by operating activities in the fourth quarter was $68.0 million compared to $70.6 million in last year's fourth quarter. Free Cash Flow was $61.4 million in the quarter, a decrease of 6.1 percent from $65.4 million in last year's fourth quarter. Net other assets and other current and long-term liabilities, inventories and accounts receivable were all sources of cash in the fourth quarter of $20.0 million, $16.4 million and $1.7 million respectively. Accounts payable was a use of cash in the fourth quarter of $4.6 million. During the quarter, total debt decreased by $59.0 million, with most of the reduction attributable to reducing the balance on our revolving credit facility. Our ending cash balance was $128.4 million, unchanged from the third quarter and an increase of $74.6 million from 2016. The majority of our cash is held by our international subsidiaries. For the year, net cash provided by operating activities was $137.8 million compared to $125.8 million last year. Free Cash Flow was $117.1 million, a 6.6 percent increase from $109.8 million last year.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2017 fourth quarter earnings on Monday, February 26 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Monday, February 26 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. We offer fully-integrated kitchen systems and our products are backed by KitchenCare® aftermarket parts and service. Headquartered in the Tampa Bay region of Florida and operating 17 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 3,500 distributors and dealers in over 100 countries. We have approximately 5,400 employees and generated sales of $1.45 billion in 2017. Our portfolio of award-winning brands includes Cleveland™, Convotherm®, Delfield®, fitkitchenSM, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, the Company’s expectations regarding future results, the Company’s full-year financial outlook, descriptions of our operating and strategic plans and any assumptions on which those expectations, outlook or plans are based. Certain of these forward-looking statements can be identified by the use of words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "could," "will," "may," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statement included in this release are based on our current beliefs and expectations and speak only as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to the acquisition of Crem International, including the failure to obtain applicable regulatory approvals and close the transaction in a timely manner or not at all, the results of Crem International's operations prior to the closing of the acquisition, our ability to realize the benefits of the acquisition in a manner consistent with our expectations and general integration risks, world economic factors and the ongoing economic and political uncertainty; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; availability of raw materials and changes in raw material prices, commodity prices and hedges in place; the ability to generate cash and manage working capital consistent with our stated goals; changes in the interest rate environment and currency fluctuations; the successful development and market acceptance of innovative new products; actions by competitors including competitive pricing; consumer and customer demand for products; laws and regulations, including changes in laws and regulations and their enforcement around the world; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission ("SEC"). We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the date of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

WELBILT, INC.
Consolidated Financial Information
(In millions, except share and per share data)

STATEMENTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Net sales	$365.9	$378.7	$1,445.4	$1,456.6
Cost of sales	233.1	240.2	908.5	923.8
Gross profit	132.8	138.5	536.9	532.8
Selling, general and administrative expenses	62.7	73.0	278.2	290.1
Amortization expense	7.8	7.7	31.2	31.2
Separation expense	0.1	0.8	1.6	6.5
Restructuring expense	2.3	0.3	10.8	2.5
Loss (gain) from impairment or disposal of assets - net	0.1	1.6	(4.0)	3.3
Earnings from operations	59.8	55.1	219.1	199.2
Interest expense	21.0	24.7	86.9	85.2
Interest expense on notes with MTW — net	—	—	—	0.1
Loss on early extinguishment of debt	—	—	4.4	—
Other expense (income) — net	2.0	(0.5)	9.0	9.1
Earnings before income taxes	36.8	30.9	118.8	104.8
Income taxes	(29.0)	9.5	(15.2)	25.3
Net earnings	$65.8	$21.4	$134.0	$79.5
Per share data
Earnings per share - Basic	$0.47	$0.15	$0.96	$0.58
Earnings per share - Diluted	$0.47	$0.15	$0.95	$0.57
Weighted average shares outstanding — Basic	139,351,361	138,562,890	138,995,541	137,906,284
Weighted average shares outstanding — Diluted	141,148,732	140,202,852	140,707,092	139,714,120

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

WELBILT, INC.
Consolidated Financial Information
(In millions, except share and per share data)

BALANCE SHEETS

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$128.4	$53.8
Restricted cash	0.3	6.4
Accounts receivable, less allowances of $4.0 and $5.3, respectively	83.7	81.7
Inventories — net	152.3	145.6
Prepaids and other current assets	19.0	13.9
Current assets held for sale	—	6.8
Total current assets	383.7	308.2
Property, plant and equipment — net	112.2	109.1
Goodwill	846.1	845.3
Other intangible assets — net	461.4	484.4
Other non-current assets	37.0	22.1
Total assets	$1,840.4	$1,769.1
Liabilities and equity
Current liabilities:
Accounts payable	$103.6	$108.4
Accrued expenses and other liabilities	161.7	174.5
Current portion of capital leases	0.7	1.6
Product warranties	24.1	27.9
Current liabilities held for sale	—	0.7
Total current liabilities	290.1	313.1
Long-term debt and capital leases	1,232.2	1,278.7
Deferred income taxes	92.3	137.8
Pension and postretirement health obligations	48.3	47.4
Other long-term liabilities	67.1	35.6
Total non-current liabilities	1,439.9	1,499.5
Commitments and contingencies
Total equity (deficit):
Common stock ($0.01 par value, 300,000,000 shares authorized, 139,491,860 shares and 138,601,327 shares issued and 139,440,470 shares and 138,562,016 shares outstanding, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(63.3)	(72.0)
Retained earnings	204.5	70.5
Accumulated other comprehensive loss	(32.0)	(43.4)
Treasury Stock, at cost, 51,390 shares and zero shares, respectively	(0.2)	—
Total equity (deficit)	110.4	(43.5)
Total liabilities and equity	$1,840.4	$1,769.1

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

WELBILT, INC.
Consolidated Financial Information
(In millions)
STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2017	2016
Cash flows from operating activities
Net earnings	$134.0	$79.5
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	16.7	17.3
Amortization of intangible assets	31.2	31.2
Amortization of debt issuance costs	5.4	4.8
Loss on early extinguishment of debt	4.4	—
Deferred income taxes	(63.3)	(9.9)
Stock-based compensation expense	11.1	6.3
(Gain) loss from impairment or disposal of assets - net	(4.0)	3.3
Loss on divestitures	0.2	—
Changes in operating assets and liabilities, excluding the effects of business acquisitions or dispositions:
Accounts receivable	10.8	(8.3)
Inventories	(1.8)	(3.6)
Other assets	(0.6)	(11.5)
Accounts payable	(7.9)	(11.1)
Other current and long-term liabilities	1.6	27.8
Net cash provided by operating activities	137.8	125.8
Cash flows from investing activities
Capital expenditures	(20.7)	(16.0)
Proceeds from sale of property, plant and equipment	12.3	0.5
Changes in restricted cash	6.2	(6.0)
Acquisition of intangible assets	(1.2)	—
Proceeds from dispositions	—	1.1
Net cash used in investing activities	(3.4)	(20.4)
Cash flows from financing activities
Proceeds from long-term debt and capital leases	155.0	1,501.1
Repayments on long-term debt and capital leases	(204.1)	(186.8)
Proceeds from short-term borrowings	4.0	—
Repayment of short-term borrowings	(4.0)	—
Debt issuance costs	(2.0)	(41.3)
Dividend paid to MTW	—	(1,362.0)
Net transactions with MTW	—	(6.1)
Exercises of stock options	4.8	16.2
Payments on tax withholdings for equity awards	(5.4)	(3.8)
Net cash used in financing activities	(51.7)	(82.7)
Effect of exchange rate changes on cash	(8.1)	(0.9)
Net increase in cash and cash equivalents	74.6	21.8
Balance at beginning of period	53.8	32.0
Balance at end of period	$128.4	$53.8
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$34.3	$42.1
Cash paid for interest	94.7	69.6

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

SEGMENT INFORMATION

	Three months ended December 31,		Years Ended December 31,
(in millions, except percentage data)	2017	2016	2017	2016
Net sales:
Americas	$291.0	$304.9	$1,166.8	$1,186.6
EMEA	72.3	74.8	296.5	287.6
APAC	51.8	56.4	190.2	190.9
Elimination of intersegment sales	(49.2)	(57.4)	(208.1)	(208.5)
Total net sales	$365.9	$378.7	$1,445.4	$1,456.6

Segment Adjusted Operating EBITDA:
Americas	$68.5	$57.6	$240.7	$233.6
EMEA	10.2	15.5	55.2	44.3
APAC	3.4	6.8	22.7	24.7
Total Segment Adjusted Operating EBITDA	82.1	79.9	318.6	302.6
Corporate and unallocated	(7.4)	(10.1)	(43.2)	(42.6)
Amortization expense	(7.8)	(7.7)	(31.2)	(31.2)
Depreciation expense	(4.6)	(4.3)	(16.7)	(17.3)
Separation expense	(0.1)	(0.8)	(1.6)	(6.5)
Restructuring expense	(2.3)	(0.3)	(10.8)	(2.5)
(Gain) loss from impairment or disposal of assets - net	(0.1)	(1.6)	4.0	(3.3)
Earnings from operations	59.8	55.1	219.1	199.2
Interest expense	(21.0)	(24.7)	(86.9)	(85.2)
Interest expense on notes with MTW — net	—	—	—	(0.1)
Loss on early extinguishment of debt	—	—	(4.4)	—
Other (expense) income — net	(2.0)	0.5	(9.0)	(9.1)
Earnings before income taxes	$36.8	$30.9	$118.8	$104.8

Adjusted Operating EBITDA % by segment (1) :
Americas	23.5%	18.9%	20.6%	19.7%
EMEA	14.1%	20.7%	18.6%	15.4%
APAC	6.6%	12.1%	11.9%	12.9%
(1) Adjusted Operating EBITDA % in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales for each respective segment.

Net sales by geographic area (2):
United States	$235.3	$232.0	$945.6	$945.7
Other Americas	24.1	31.1	95.0	104.3
EMEA	60.0	64.5	239.2	242.0
APAC	46.5	51.1	165.6	164.6
Total net sales by geographic area	$365.9	$378.7	$1,445.4	$1,456.6
(2) Net sales in the section above are attributed to geographic regions based on location of customer.

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates the Company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash provided by operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Reconciliations of non-GAAP measures related to our 2018 guidance are not provided in this press release because it would take unreasonable efforts to provide such reconciliations.

Free Cash Flow

In this release, the Company refers to Free Cash Flow, which represents net cash provided by operating activities less capital expenditures. The Company believes this non-GAAP financial measure is useful to investors in measuring the Company's ability to generate cash internally to fund initiatives such as debt repayment, acquisitions, dividends and share repurchases. Free Cash Flow reconciles to net cash provided by operating activities presented in accordance with U.S. GAAP as follows:

	Three months ended December 31,		Years Ended December 31,
(in millions)	2017	2016	2017	2016
Free Cash Flow:
Net cash provided by operating activities	$68.0	$70.6	$137.8	$125.8
Capital expenditures	(6.6)	(5.2)	(20.7)	(16.0)
Free Cash Flow	$61.4	$65.4	$117.1	$109.8

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

Adjusted Operating EBITDA

In addition to analyzing its results on a U.S. GAAP basis, management also reviews its results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest, income taxes, other expense (income) - net, depreciation and amortization plus certain items such as gain or loss from impairment or disposal of assets, restructuring, separation charges and loss on early extinguishment of debt. Management uses Adjusted Operating EBITDA as the basis on which it evaluates its financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. Adjusted Operating EBITDA reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three months ended December 31,		Years Ended December 31,
(in millions, except percentage data)	2017	2016	2017	2016
Adjusted Operating EBITDA:
Net earnings	$65.8	$21.4	$134.0	$79.5
Income taxes	(29.0)	9.5	(15.2)	25.3
Other expense (income) — net	2.0	(0.5)	9.0	9.1
Loss on early extinguishment of debt	—	—	4.4	—
Interest expense on notes with MTW — net	—	—	—	0.1
Interest expense	21.0	24.7	86.9	85.2
Earnings from operations	59.8	55.1	219.1	199.2
Loss (gain) from impairment or disposal of assets - net	0.1	1.6	(4.0)	3.3
Restructuring expense	2.3	0.3	10.8	2.5
Separation expense	0.1	0.8	1.6	6.5
Amortization expense	7.8	7.7	31.2	31.2
Depreciation	4.6	4.3	16.7	17.3
Total Adjusted Operating EBITDA	$74.7	$69.8	$275.4	$260.0

Adjusted Operating EBITDA margin (1)	20.4%	18.4%	19.1%	17.8%
(1) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

In this release, the Company refers to Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share. We define Adjusted Net Earnings as net earnings before the impact of certain items, including gain or loss from impairment or disposal of assets, restructuring, separation charges, loss on early extinguishment of debt and the Tax Cuts and Jobs Act, net of taxes. Adjusted Diluted Net Earnings Per Share represents Adjusted Net Earnings while giving effect to all potentially dilutive common shares that were outstanding during the respective period. We believe these measures are helpful to investors in assessing the Company's ongoing performance of its underlying businesses before the impact of certain items. Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconcile to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP as follows:

	Three months ended December 31,		Years Ended December 31,
(in millions, except per share data)	2017	2016	2017	2016
Adjusted Net Earnings:
Net earnings	$65.8	$21.4	$134.0	$79.5
Loss (gain) from impairment or disposal of assets - net	0.1	1.6	(4.0)	3.3
Restructuring expense	2.3	0.3	10.8	2.5
Separation expense	0.1	0.8	1.6	6.5
Loss on early extinguishment of debt	—	—	4.4	—
Tax Cuts and Jobs Act	(32.0)	—	(32.0)	—
Tax effect of adjustments (1)	(0.5)	(1.3)	(5.9)	(4.7)
Total Adjusted Net Earnings	$35.8	$22.8	$108.9	$87.1

Adjusted Diluted Net Earnings Per Share(2):
Diluted net earnings per share	$0.47	$0.15	$0.95	$0.57
Loss (gain) from impairment or disposal of assets — net per share	—	0.01	(0.03)	0.02
Restructuring expense per share	0.02	—	0.08	0.02
Separation expense per share	—	0.01	0.01	0.05
Loss on early extinguishment of debt per share	—	—	0.03	—
Tax Cuts and Jobs Act per share	(0.23)	—	(0.23)	—
Tax effect of adjustments per share (1)	—	(0.01)	(0.04)	(0.04)
Total Adjusted Diluted Net Earnings Per Share	$0.26	$0.16	$0.77	$0.62
(1) The tax effect of adjustments is determined using the effective tax rates for the countries comprising such adjustments.
(2) For the year ended December 31, 2016, Adjusted Diluted Net Earnings Per Share was retrospectively restated for the number of shares outstanding immediately following the spin-off from the former parent company as of March 4, 2016.

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

Third Party Net Sales and Organic Net Sales

In this release, the Company refers to Third Party Net Sales and Organic Net Sales. Third Party Net Sales reflect net sales for the segment excluding intersegment sales. Organic Net Sales reflect net sales before the impact of divestitures and foreign currency translation. The impact from foreign currency translation is calculated by translating current period balances at prior period rates. We believe these measures are helpful to investors in assessing the Company's ongoing performance of its underlying businesses. Third Party Net Sales and Organic Net Sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	For the three months ended December 31, 2017 vs. 2016
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(0.8)%	(13.3)%	(7.0)%	(3.7)%
Impact from divestitures	(1.8)%	—%	(2.2)%	(1.5)%
Foreign currency translation	0.6%	6.6%	2.5%	1.8%
Third Party Net Sales	(2.0)%	(6.7)%	(6.7)%	(3.4)%

	For the year ended December 31, 2017 vs. 2016
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(0.7)%	2.1%	4.6%	0.3%
Impact from divestitures	(1.0)%	—%	(2.6)%	(1.0)%
Foreign currency translation	0.2%	(1.5)%	—%	(0.1)%
Third Party Net Sales	(1.5)%	0.6%	2.0%	(0.8)%

February 26, 2018
Welbilt Reports 2017 Fourth Quarter Results

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2017	2016	2017	2016
Consolidated:
Total sales	$415.1	$436.1	$1,653.5	$1,665.1
Less: Intersegment sales	(49.2)	(57.4)	(208.1)	(208.5)
Net sales (as reported)	365.9	378.7	1,445.4	1,456.6
Less: Latin America Kysor Panel Systems sales	—	(4.8)	—	(10.6)
Less: China field service sales	—	(1.1)	—	(4.0)
Organic third party net sales	365.9	372.8	1,445.4	1,442.0
Foreign currency translation	(6.9)	—	1.4	—
Organic Net Sales	$359.0	$372.8	$1,446.8	$1,442.0

Americas:
Net sales	$291.0	$304.9	$1,166.8	$1,186.6
Less: Intersegment sales	(30.2)	(38.8)	(124.7)	(128.5)
Third Party Net Sales	260.8	266.1	1,042.1	1,058.1
Less: Latin America Kysor Panel Systems sales	—	(4.8)	—	(10.6)
Organic third party net sales	260.8	261.3	1,042.1	1,047.5
Foreign currency translation	(1.5)	—	(2.0)	—
Organic Net Sales	$259.3	$261.3	$1,040.1	$1,047.5

EMEA:
Net sales	$72.3	$74.8	$296.5	$287.6
Less: Intersegment sales	(13.5)	(11.8)	(59.1)	(51.7)
Third Party Net Sales	58.8	63.0	237.4	235.9
Foreign currency translation	(4.2)	—	3.4	—
Organic Net Sales	$54.6	$63.0	$240.8	$235.9

APAC:
Net sales	$51.8	$56.4	$190.2	$190.9
Less: Intersegment sales	(5.5)	(6.8)	(24.3)	(28.3)
Third Party Net Sales	46.3	49.6	165.9	162.6
Less: China field service sales	—	(1.1)	—	(4.0)
Organic third party net sales	46.3	48.5	165.9	158.6
Foreign currency translation	(1.2)	—	—	—
Organic Net Sales	$45.1	$48.5	$165.9	$158.6

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